Item 23(j)

CONSENT OF INDEPENDENT AUDITORS

Seligman New Jersey Municipal Fund, Inc.:

We consent to the use in Post-Effective Amendment No. 24 to Registration Statement No. 33-13401 on Form N-1A of our report dated November 14, 2003, appearing in the September 30, 2003 Annual Report to Shareholders, which is incorporated by reference in the Statement of Additional Information, which is incorporated by reference in the Prospectus which is part of such Registration Statement, and to the references to us under the captions "General Information - Independent Auditors" in the Statement of Additional Information and "Financial Highlights" in the Prospectus.


DELOITTE & TOUCHE LLP

New York, New York
January 26, 2004